Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NASTECH PHARMACEUTICAL COMPANY INC.
Pursuant to Section 242 of the
Delaware General Corporation Law
     The undersigned, a duly authorized officer of Nastech Pharmaceutical Company Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify in accordance with the provisions of the DGCL as follows:
     1. The name of the corporation is Nastech Pharmaceutical Company Inc., which is the name under with the Corporation was originally incorporated. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on September 23, 1983, and the Original Certificate was amended and restated in its entirety by the filing of a Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware on July 20, 2005.
     2. This Certificate of Amendment amends the provisions of the Restated Certificate as set forth herein, and was adopted by the Corporation’s Board of Directors and authorized by a majority of the holders of the outstanding shares of common stock entitled to vote thereon at an annual meeting of stockholders pursuant to Section 242 of the DGCL.
     3. Article FIRST of the Restated Certificate is hereby deleted and replaced in its entirety to read as follows:
         “FIRST: The name of the Corporation is MDRNA, Inc.”
     4. Article FOURTH, paragraph (a) of the Restated Certificate is hereby deleted and replaced in its entirety to read as follows:
“(a) The total number of shares of stock which the Corporation shall have authority to issue is 90,000,000 shares of Common Stock, $0.006 par value per share and 100,000 shares of Preferred Stock, $0.01 par value per share.”
     IN WITNESS WHEREOF, the undersigned, being the Secretary and Chief Financial Officer of the Corporation, does hereby execute this Certificate of Amendment as of June 10, 2008.

/s/ Bruce R. York
Name:	Bruce R. York
Title:	Secretary and Chief Financial Officer